Exhibit 10.15

[DATE]

[NAME]

Dear [NAME],

This letter agreement (the “Agreement”) is entered into between Yext, Inc. (the “Company,” “Yext,” or “we”) and you.  This Agreement is effective as of the date signed below.  The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1.                                      Position.  Your current title is [TITLE], and you currently report to [NAME].  During your period of employment with the Company, you are also expected to devote your entire working time for or at the direction of the Company or its affiliates.  While working for Yext, employees are not permitted to engage in any other paid activities without the prior written consent of an authorized Company officer or to engage in any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company.

2.                                      Cash Compensation.

(a)                                 Base Salary.  Your current annual base salary is $[ANNUALIZED SALARY AMOUNT]  per year, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures.

(b)                                 Annual Incentive Compensation.  Your current target cash incentive compensation is equal to [##] % of your annual base salary, less applicable withholding, subject to achievement of performance metrics determined by the Company’s Compensation Committee. [However, you will receive a guaranteed full target cash incentive for your first 180 days of employment which will be paid out on the Company’s regular quarterly target cash incentive pay dates.](1)

You should note that the Company reserves the right to modify salaries and/or incentive compensation opportunities and pay discretionary bonuses  from time to time as it deems necessary or appropriate.

[In addition, the Company will continue to provide you with corporate housing in New York City at a place of mutual convenience and at a cost of up to $10,000 per month. The Company will provide you with corporate housing for up to 2 year after your start date.](2)

3.                                      Benefits.  During your employment with the Company you will be entitled to participate in all of our then current customary employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs.  The Company reserves the right to

(1)  Jim Steele only

(2)  Jim Steele only

1 Madison Ave, 5th Floor, New York, NY 10010, Yext.com

change or rescind its benefit plans and programs and alter employee contribution levels in its discretion and in accordance with the plans.

4.                                      Change of Control Severance Policy.  As an executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to the Company’s Change of Control and Severance Policy and your individual participation agreement thereunder (the “COC Policy”).  Accordingly, your potential severance and change in control benefits and the terms and conditions thereof shall be set forth in the COC Policy.

4.                                      Exempt Status.  Your position is exempt from state and federal requirements regarding overtime.  Your days and hours of work will normally coincide with the Company’s normal work days and work hours.  However, the nature of your employment with the Company requires flexibility in the days and hours that you must work, and may necessitate that you work on other or additional days and hours.  The Company reserves the right to require you, and you agree, to work during other or further days or hours than the Company’s normal business hours for no additional consideration.

5.                                      Proprietary Information and Inventions Agreement.  As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s Employee Proprietary Information, Inventions and Covenants Agreement that you executed in connection with your hire (the “Covenants Agreement”) continue to be in effect.

6.                                      Employment Relationship.  Although we hope that your employment with us is mutually satisfactory, employment at the Company is not for any specific period of time; but instead your employment is at all times “at will.”  This means that you may terminate your employment with or without cause or prior notice, and the Company has the same right.  In addition, the Company may change your compensation, duties, assignments, responsibilities or location of your position at any time to adjust to the changing needs of our dynamic company.  These provisions expressly supersede any previous representations, oral or written.  Your at-will employment status cannot be modified unless it is written and signed by both you and an authorized officer of the Company.

7.                                      Severability and Governing Law. If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.  This letter will be governed under New York law.

8.                                      Entire Agreement.  This Agreement, together with the COC Policy and the Covenants Agreement, constitutes the complete agreement with respect to your employment relationship with the Company and supersede and replace any  prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to your offer letter with the Company dated [DATE].

* * * * *

We are extremely excited about your continued employment with Yext!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Sincerely,

Yext, Inc.

By:	[NAME]
[TITLE]

Yext, Inc.

I accept this offer of employment with Yext and agree to the terms and conditions outlined in this letter.

[EXECUTIVE NAME]	Date